AZZ incorporated Reports Results for the
First Quarter of Fiscal Year 2009

For the three months–Revenues Increase 33%, Net Income up 144%, Earnings per Share Increased 141%
Fiscal 2009 Guidance Increased

Contact:                 Dana Perry, Senior Vice President – Finance and CFO
               AZZ incorporated 817-810-0095
Internet:  www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet:  www.lythampartners.com

June 27, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the first quarter ended May 31, 2008. Revenues for the first quarter increased 33 percent to $100 million compared to $75.4 million for the same quarter last year. Net income for the quarter was $10.1 million, or $0.82 per diluted share, compared to net income of $4.1 million, or $0.34 per diluted share, in last year’s first fiscal quarter.

Backlog at the end of the first quarter was $141.8 million and compares favorably to the February 28, 2008 year-end backlog of $134.9 million. Backlog at the end of the first quarter of FY 2008 was $144.8 million.  Incoming orders for the first quarter were a record setting total of $106.9 million while shipments for the quarter totaled $100.0 million, resulting in a book to ship ratio of 107 percent.  There were no significant international orders received in the first quarter of FY 2009.  Based upon current customer requested delivery dates and our production schedules, 93 percent of the backlog at May 31, 2008 is expected to ship in the current fiscal year.  Of the backlog of $141.8 million, 19 percent is to be exported from the U.S.

Revenues for the Electrical and Industrial Products Segment increased 27 percent in the first quarter of the current fiscal year to $52 million compared to $40.9 million in the same period last year. Operating income for the segment increased 25 percent to $7.9 million.  Operating margins for the first quarter were 15.3 percent.

Revenues for the Company’s Galvanizing Service Segment for the first quarter were $48 million, an increase of 39 percent compared to the $34.5 million in the same period last year.  Operating income improved 55 percent to $13.4 million. Volume increased 42 percent when compared to the prior period. This favorable variance was partially offset by a negative 3 percent attributable to price.  Our acquisition of AAA Galvanizing on March 31, 2008, accounted for 70 percent of the revenue increase.  Operating margins for the first quarter were 27.9 percent.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are extremely pleased with the record setting operating results and the strategic accomplishments of the first quarter of our fiscal 2009.  Strong operating performance of both segments combined with lower SG&A expenses, led to net income and earnings per share more than doubling.

AZZ First Quarter – Fiscal Year 2009
June 27, 2008

Regarding our Electrical and Industrial Products Segment, we are pleased to report favorable increases in our revenues, increased operating income and a strong backlog for the first quarter of fiscal 2009. We have seen a continuation of strong quotation activity and project opportunities.  Despite significant increases in commodity pricing, our margins held firm with the prior year. Our domestic backlog reflects a 19 percent increase when compared to the prior year.  We still anticipate that we will see large international orders booked in the second quarter.  Additionally we are very pleased to have signed an agreement to acquire the assets of Blenkhorn and Sawle Limited in Canada and anticipate that we will begin our operation of the Company on July 1, 2008.  This is a very strategic fit with our product offering and market penetration objectives and will supplement the excellent business we currently enjoy in Canada.  Their emphasis on quality and customer service has led to significant growth and their operating margins closely mirror those we are currently achieving on our existing businesses.

The Galvanizing Services Segment achieved record setting revenues and earnings in the first quarter. Our operating results are reflective of strong market conditions and good price realization. We are very pleased that the markets have been strong enough to allow us to maintain our pricing levels.  The integration of AAA Industries is progressing on schedule and we are very pleased with the results to date.  There remains concern over the impact economic conditions and increased cost of steel may have on our customers and their demand for our galvanizing services.  This issue combined with the seasonal winter impact on our North Central U.S. facilities, may result in lower fourth quarter demand.  Despite these issues, we remain optimistic about this business and believe we will have a very strong year for this Segment.  Zinc prices have continued to decrease as a result of lower industry demand and higher inventories, but we still anticipate that the margins for this business will continue above the 18 to 22 percent historical levels for the current fiscal year.”

Mr. Dingus concluded, “Cost escalation recovery through pricing actions, expansion of domestic and international markets, and seeking out new product opportunities to further enhance our strategic position continue to be the focus and emphasis of our activities. Based upon the evaluation of information currently available to management, and accounting for the favorable eleven month impact of the AAA acquisition, and the favorable accretion anticipated from the eight months of the Blenkhorn and Sawle acquisition, we are pleased to project an increase in our revenue and earning guidance.  We are now projecting that Fiscal 2009 revenues will be between $410 and $425 million and earnings per share to be between $2.95 and $3.05. We continue to build upon the success we have been able to achieve, and continually strive to enhance the performance of the Company.  Our estimates assume that we will not have any significant delays in the delivery or timing in the receipt of orders of our electrical and industrial products, or that there will be any significant change in galvanizing demand prior to the fourth quarter of fiscal 2009.”

AZZ incorporated will conduct a conference call to discuss financial results for the first quarter of fiscal year 2009 at 11:00 A.M. ET on Friday, June 27, 2008.  Interested parties can access the conference call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm.   A replay of the call will be available for three days at (800) 642-1687 or (706) 645-9291 (international), confirmation #50735902, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct.  We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

---Financial tables on the following page---

AZZ First Quarter – Fiscal Year 2009
June 27, 2008

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended
	May 31, 2008	May 31, 2007
	(unaudited)	(unaudited)

Net sales	$99,958	$75,377
Costs and Expenses:
Cost of Sales	73,689	56,208
Selling, General and Administrative	9,856	12,004
Interest Expense	1,121	535
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	3	3
Other (Income)	(484)	(194)
Other Expense	-	-
	$84,185	$68,556

Income before income taxes and accounting change	$15,773	$6,821
Income Tax Expense	5,650	2,675
Income Before Cumulative Effect of Changes in Accounting Principles	10,123	4,146
Cumulative Effect of Changes in Accounting Principles (Net of Tax)	-	-
Net income	$10,123	$4,146
Net income per share
Basic	$0.83	$0.35
Diluted	$0.82	$0.34
Diluted average shares outstanding	12,290	12,025

Segment Reporting
(in thousands)

	Three Months Ended May 31,
	2008	2007
	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$52,006	$40,874
Galvanizing Services	47,952	34,503
	$99,958	$75,377

Segment Operating Income (a):
Electrical and Industrial Products	$7,931	$6,344
Galvanizing Services	13,358	8,611
Total Segment Operating Income	$21,299	$14,955

AZZ First Quarter – Fiscal Year 2008
June 29, 2007

Condensed Consolidated Balance Sheet
(in thousands)

	May 31, 2008	February 28, 2007
	(unaudited)	(audited)

Assets:
Current assets	$155,154	$102,995
Net property, plant and equipment	$83,171	$48,285
Other assets, net	$75,449	$42,039
Total assets	$313,774	$193,319

Liabilities and shareholders’ equity:
Current liabilities	$51,334	$42,696
Long term debt due after one year	$100,000	$-
Other liabilities	$5,314	$4,467
Shareholders’ equity	$157,126	$146,156
Total liabilities and shareholders’ equity	$313,774	$193,319

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Three Months Ended
	May 31, 2008	May 31, 2007
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$ (1,884)		$7,668
Net cash provided by (used in) investing activities	$(86,220)	$	(2,684)
Net cash provided by (used in) financing activities	$100,094	$	(2,610)
Net increase (decrease) in cash and cash equivalents	$11,990		$2,374
Cash and cash equivalents at beginning of period	$2,227		$1,703
Cash and cash equivalents at end of period	$14,217		$4,077

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